Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

ParaZero Technologies Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value NIS 0.02 per share, reserved for issuance pursuant to the Global Share Incentive Plan (2022)	(1)	Other	2,500,000	$1.1950	$2,987,500.00	0.0001381	$412.58

Total Offering Amounts:						$2,987,500.00		412.58
Total Fee Offsets:								0.00
Net Fee Due:								$412.58

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares that become issuable under the ParaZero Technologies Ltd. Global Share Incentive Plan (2022) (the “Plan”), as a result of anti-dilution provisions described therein by reason of any dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

Represents ordinary shares issuable upon vesting or exercise of awards granted under the Plan as well as future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Company’s ordinary shares as quoted on the Nasdaq Capital Market on February 27, 2026.